CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
This Confidential Separation Agreement and General Release ("Agreement") is entered into by and between Amedisys, Inc. (the “Company”) and Stephen Seim (the “Employee”) as of March 5, 2018 (the “Effective Date”).
WHEREAS, the Employee and the Company desire to enter into an agreement regarding the Employee’s separation of employment from the Company and a release of claims; and
WHEREAS, the Employee and the Company currently are parties to (i) that certain Amedisys, Inc. Dispute Resolution Agreement (“DRA”), a true and correct copy of the DRA is attached hereto as Exhibit A.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Employee agree as follows:
1.    Separation from Employment. The Employee’s employment with Company is hereby terminated at the close of business on March 5, 2018 (such date referred to herein as the "Separation Date," unless the Separation Date is accelerated pursuant to Section 2 below). The Employee hereby is removed from any and all officer positions that the Employee holds with Company and, as applicable, its affiliates as of the Separation Date.
2.    Consideration. Subject to the remainder of this Agreement, and provided that the Employee signs and returns this Agreement to Company within twenty-one (21) days after his receipt thereof, does not revoke this Agreement, and complies with its terms:
(a)    Employee shall be entitled to a special severance payment (the “Severance Payment”) in the gross amount of THREE HUNDRED AND SEVENTY-FIVE THOUSAND DOLLARS AND ZERO CENTS ($375,000.00) (constituting twelve (12) months’ base salary and bonus payment equal to 25% of the Employee’s base salary). Subject to the foregoing, this Severance Payment will be paid in substantially equal installments over a twelve (12)-month period in accordance with the Company’s normal payroll schedule with the first such installment commencing within thirty (30) days after the Separation Date.
(b) Employee’s equity awards will be governed by the individual equity award agreement(s). Per the terms of the agreement, all vested stock options must be exercised within ninety days of Employee’s termination.
The Employee acknowledges and agrees that the foregoing payments and benefits each provide the Employee with valuable consideration to which the Employee would not otherwise be entitled if the Employee had not signed this Agreement.
3.    Final Paycheck and Business Expenses. Regardless of whether the Employee signs this Agreement, the Company will pay the Employee his final paycheck for his employment services. The Company also will reimburse the Employee for reasonable business expenses appropriately incurred by the Employee prior to the Separation Date in furtherance of his employment with the Company, subject to the Company’s applicable business expense reimbursement policy. The Employee shall submit all requests to the Company for expense reimbursements within twenty-one (21) days after the Separation Date. Any requests submitted thereafter shall not be eligible for reimbursement, except as required by applicable law.
4.    Employee Benefits. Except as set forth in this Agreement or as otherwise required by applicable law (including without limitation the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)), the Employee’s participation in and rights under any Company employee benefit plans and programs will be governed by the terms and conditions of those plans and programs, which plans, programs, terms and conditions may be amended, modified, suspended or terminated by the Company at any time for any or no reason to the extent permitted by law.
5.    Released Parties. The term "Released Parties" as used in this Agreement includes: (a) the Company, Amedisys Holdings, L.L.C., and each of their past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); and (b) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, insurance carriers, employees, and attorneys of each entity listed in subpart (a) above; and (c) the predecessors, successors, and assigns of each entity listed in subparts (a) and (b) above.
6.    Release of All Claims. The Employee, and anyone claiming through the Employee or on the Employee’s behalf, hereby waive and release the Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that the Employee now has or has ever had against the Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which the Employee signs this Agreement. Without limiting the generality of the foregoing, the claims waived and released by the Employee hereunder include, but are not limited to:
(a)    all claims arising out of or related in any way to the Employee’s employment, compensation, other terms and conditions of employment, or termination from employment with the Company, including without limitation all claims for any compensation payments, bonus, severance pay, equity, or any other compensation or benefit;
(b)    all claims that were or could have been asserted by the Employee or on his behalf: (i) in any federal, state, or local court, commission, or agency; or (ii) under any common law theory (including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment, and any other contract, tort or other common law claim of any kind); and
(c)    all claims that were or could have been asserted by the Employee or on his behalf under: (i) the Age Discrimination in Employment Act, as amended; and (ii) any other federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, and the Fair Credit Reporting Act.
Notwithstanding Section 6 above, nothing in this Agreement shall waive or release: (a) any claim that cannot be waived or released by law; (b) any claim to enforce this Agreement; (c) any claim for any vested benefits to which the Employee is otherwise entitled pursuant to the terms and conditions of any applicable benefit plans; (d) any claim for workers’ compensation or unemployment insurance benefits; or (e) any claim, if any, to indemnification under any applicable law, any Company by-laws, or any director and officer insurance, it being understood and agreed that this Agreement does not create or expand upon any such rights (if any) to indemnification.
7.    Covenant Not to Sue. The Employee promises not to file, or become a plaintiff or claimant of any kind, in any arbitration, proceeding or lawsuit in court, against the Company or any of the Released Parties for, or based on, any claim or charge of employment discrimination or for any claim or action that is released under this Agreement, except the promise not to sue does not apply to claims under the ADEA or the Older Workers Benefit Protection Act (“OWBPA”). The Employee acknowledges that although he is releasing claims that he may have under either or both the ADEA and the OWBPA, the Employee may challenge the knowing and voluntary nature of this Agreement under the ADEA and the OWBPA before a court, the Equal Employment Opportunity Commission, or any other federal, state or local agency charged with enforcement of any employment laws. The Employee further understands that nothing in this Section 7 prohibits his from bringing a claim in which he seeks to challenge the validity of this Agreement.
8.    No Other Actions or Claims. The Employee represents and warrants that: (a) there has not been filed by the Employee or on the Employee’s behalf any legal or other proceedings against any of the Released Parties (provided, however, that the Employee need not disclose to the Company, and the foregoing representation and warranty in this subpart (a) does not apply to, conduct or matters that cannot be waived or released); (b) no such proceedings have been initiated against any of the Released Parties on the Employee’s behalf; (c) the Employee is the sole owner of the claims that are released in Section 6 above; (d) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (e) the Employee has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.
9.    No Other Payments or Benefits. Except as expressly provided in this Agreement, the Employee acknowledges and agrees that he is not entitled to and will not receive any other compensation, payments, benefits, or recovery of any kind from the Company or the other Released Parties, including without limitation any bonus, severance, equity or other payments. In the event of any further proceedings whatsoever based upon any matter released herein, the Employee hereby waives, and agrees that the Employee shall not have and the Released Parties shall not be liable for, any further monetary or other recovery of any kind arising out of or related to any such matter, including without limitation any costs, expenses and attorneys' fees incurred by or on behalf of the Employee.
10.    Disclosure. The Employee represents and warrants that he has fully disclosed to the Company any matter of which he was aware of during his employment with the Company that might give rise to, constitute evidence of, or support any claim of any unlawful conduct or regulatory violation against the Company.
11.    Other Agreements; Return of Property. The Employee hereby reaffirms his commitment to comply in full with all obligations under the DRA. Without limiting the foregoing in any way, and except as permitted under this Agreement, the Employee represents and warrants that he has returned to the Company all information (electronic and hardcopy) and other property of the Company and its affiliates in his possession or control, including without limitation all confidential and proprietary information of the Company and its affiliates and all laptops and other computer equipment, electronic storage devices, smart- or cell-phones, blackberries and similar devices, Company-provided credit cards, keys and other access cards, and electronic and hardcopy files. The Employee further represents and warrants that: (a) he has not retained possession or control of any copies of any Company information (electronic and hardcopy) and other property; and (b) except as permitted under Section 18 below, he has not provided copies of any Company information (electronic or hardcopy) and other property or written or oral descriptions of such Company information (electronic or hardcopy) and other property to any entity or person other than in the performance of the Employee’s duties as a Company employee and in the ordinary course of the Company’s business.
12.    Remedies. The Employee acknowledges and agrees that a breach by him of any provision of this Agreement will result in immediate and irreparable harm to the Company and its affiliates for which full damages cannot readily be calculated and for which damages are an inadequate remedy. Accordingly, the Employee agrees that the Company and its affiliates shall be entitled to injunctive relief to prevent any such actual or threatened breach or any continuing breach by the Employee (without posting a bond or other security), without limiting any other remedies that may be available to them. The Employee further agrees to reimburse the Company and its affiliates for all costs and expenditures, including but not limited to reasonable attorneys' fees and court costs, incurred by any of them in connection with the successful enforcement of any of their rights under this Agreement. Additionally, the Employee agrees that, notwithstanding any other provision herein, and without limiting the foregoing provisions of this Section 12 or any other available remedy, upon any breach by him of this Agreement, he shall promptly repay to the Company (but in no event later than seven (7) calendar days following the date on which such breach is discovered) any and all Severance Payment paid to the Employee by the Company prior to the discovery of such breach. Nothing herein shall, or is intended to, in any way limit or restrict the damages or other relief that the Company and its affiliates may seek and recover in the event of a breach by the Employee of any provision of this Agreement.
13.    Cooperation. Following the Separation Date, and except as otherwise provided in this Agreement, the Employee shall cooperate fully with the Company and the other Released Parties (defined above) in any administrative, investigative, litigation or other legal matter(s) that may arise or have arisen involving the Company or any of the other Released Parties and which in any way relate to or involve the Employee’s employment with the Company. The Employee's obligation to cooperate hereunder shall include, without limitation, meeting and conferring with such persons at such times and in such places as the Company and the other Released Parties may reasonably require, and giving truthful evidence and truthful testimony and executing and delivering to the Company and any of the other Released Parties any truthful papers reasonably requested by any of them. The Employee shall be reimbursed for reasonable out-of-pocket expenses that the Employee incurs in rendering cooperation after the Separation Date pursuant to this Section 13.
14.    Confidentiality. Except as required by law and except as provided in this Agreement, the Employee agrees not to disclose the existence or terms of this Agreement to any third parties with the exception of the Employee’s accountants, attorneys, and spouse, provided that each such person shall be bound by this confidentiality provision and the Employee shall ensure such confidentiality. The Employee will give the Company immediate notice and a copy of any subpoena or other legal requirement that the Employee make any otherwise prohibited disclosure, prior to making any such disclosure to the extent practicable.
15.    No Right to Employment or Services Relationship. The Employee acknowledges and agrees that the Employee has no present or future right to employment with the Company or any of the other Released Parties, and will not apply or seek consideration for any employment, engagement, or contract with any of them.
16.    Non-disparagement. Except as otherwise provided in this Agreement, the Employee shall refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Company or any of the other Released Parties, provided that nothing herein shall prohibit the Employee from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law. Furthermore, the following Company executives - Paul Kusserow, Chris Gerard, Mike North, Dave Kemmerly, Susan Sender, David Pearce, Larry Pernoksy, and Scott Ginn - shall refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Employee, provided that nothing herein shall prohibit the named individual executives from giving truthful testimony.
17.    References. The Employee shall direct all third parties inquiring or reasonably likely to inquire about his employment to the Company’s Chief Human Resources Officer or such individual’s successor. In response to such inquiries received by such person, the Company will communicate only the Employee’s dates of employment and last position held with the Company.
18.    Non-Interference. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits the Employee from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or statements to a governmental or regulatory entity, or from responding if properly subpoenaed or otherwise required to do so under applicable law.
19.    No Admission. Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the

Employee or otherwise. The Company and the other Released Parties expressly deny any such illegal or wrongful conduct.
20.    ACKNOWLEDGMENTS. THE EMPLOYEE ACKNOWLEDGES, UNDERSTANDS, AND AGREES THAT: (a) THE EMPLOYEE HAS READ AND UNDERSTANDS THE TERMS AND EFFECT OF THIS AGREEMENT; (b) THE EMPLOYEE RELEASES AND WAIVES CLAIMS UNDER THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EMPLOYEE ALREADY IS ENTITLED; (c) THE EMPLOYEE HEREBY IS AND HAS BEEN ADVISED TO HAVE THE EMPLOYEE’S ATTORNEY REVIEW THIS AGREEMENT (AT THE EMPLOYEE’S COST) BEFORE SIGNING IT; (d) THE EMPLOYEE HAS TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT; AND (e) WITHIN SEVEN (7) DAYS AFTER THE DATE ON WHICH THE EMPLOYEE SIGNS THIS AGREEMENT, THE EMPLOYEE MAY, AT THE EMPLOYEE’S SOLE OPTION, REVOKE THE AGREEMENT UPON WRITTEN NOTICE TO amedisys, inc. Attn: LARRY PERNOSKY, Chief human resources officer, 209 10th AVENUE SOUTh, SUITE 512, NASHVILLE, TN 37203, AND THE AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THIS SEVEN-DAY REVOCATION PERIOD HAS EXPIRED WITHOUT ANY REVOCATION BY THE EMPLOYEE. IF THE EMPLOYEE REVOKES THIS AGREEMENT, IT SHALL BE NULL AND VOID.
21.    Entire Agreement, Amendment, Waiver and Headings; Assignment. This Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties regarding such matters, provided that nothing in this Agreement shall limit or release the Employee from any other obligation regarding arbitration, confidentiality, intellectual or other property, or post-employment competitive activities that the Employee has or may have to the Company or any of its affiliates including without limitation the DRA. This Agreement may be modified only in a written agreement signed by both parties, and any party's failure to enforce this Agreement in the event of one or more events which violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations. The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement. This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of: (a) the Company, (b) Amedisys Holdings, L.L.C., (c) any of the other Released Parties, and (d) any person or entity that at any time (whether by merger, purchase or otherwise) acquires all or substantially all of the assets, ownership interests or business of the Company, Amedisys Holdings, L.L.C., or any of the other Released Parties. The Employee may not assign any of his rights or obligations under this Agreement.
22.    Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Tennessee, without regard to its choice of law rules.
23.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
24.    Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.
25.    Non-Solicitation and Confidentiality. As a material inducement to Company entering into this Agreement, Employee agrees to execute, and be bound by, the terms of the Executive Protective Covenants Agreement attached hereto as Exhibit B.
THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:

EMPLOYEE                    amedisys, Inc.

By: ____________________________     By:____________________________________
Date: __________________________    Title:___________________________________
Date:________________________________

AMEDISYS, INC. DISPUTE RESOLUTION AGREEMENT
Please Read Carefully
Amedisys hopes that any dispute that might arise between you and the Company will be resolved informally, either through discussions with your supervisor or Human Resources. However,

if that does not happen, Amedisys has adopted a Company-wide policy, called the “Amedisys Arbitration Program,” that requires most employment-related disputes to be resolved through “arbitration,” as provided in this Dispute Resolution Agreement, instead of filing a lawsuit in court. All employees must agree to this Dispute Resolution Agreement as a term and condition of employment. Amedisys therefore strongly recommends that you read this Dispute Resolution Agreement carefully as it affects your legal rights. If you have any questions, Amedisys has set up a toll-free Arbitration Hotline at 866-998-2460. Calls to the Arbitration Hotline will be handled by members of the Human Resources Department, and will be kept confidential and not shared with supervisors.
This Dispute Resolution Agreement (the “Agreement”) is an agreement to resolve any and all legal disputes between you (“Employee”) and Amedisys before an arbitrator, rather than in court. Any reference to “Amedisys” or “Company” in this Agreement includes reference to Amedisys, Inc., its insurance carriers, subsidiaries, affiliates, parent companies, and any related or parent organizations or entities of which it is a part, whether directly or indirectly, including without limitations Amedisys Holding, L.L.C., and each of their respective affiliates, successors, assigns, and former or current officers, directors, shareholders, employees, agents, and attorneys, and any other persons acting by, through, under or in concert with any of the persons or entities listed above, and their successors. Under this Agreement, the parties have the same substantive rights, such as rights to proper payment of wages, or to assert claims of discrimination/harassment under state or federal law, as they would have had the case been filed and litigated in court. However, these rights will be resolved by an arbitrator, under the procedures described below. This Agreement provides for resolution of disputes by either Employee or Amedisys against the other individually, and not as part of a class (see Section 5, below).

1.	How This Arbitration Agreement Applies.
This Agreement is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and evidences a transaction involving commerce. This Agreement applies to any dispute arising out of or related to Employee’s employment with Amedisys or termination of employment regardless of its date of accrual and survives after the employment relationship terminates. Nothing contained in this Agreement shall be construed to prevent or excuse Employee or the Company from utilizing the Company’s existing internal procedures for resolution of complaints, and this Agreement is not intended to be a substitute for the utilization of such procedures.
Except as it otherwise provides, this Agreement is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law or before a forum other than arbitration, and therefore this Agreement requires all; such disputes to be resolved only by an arbitrator through final and binding arbitration and not by way of court of jury trial. Such disputes includes, without limitation, disputes arising out of or relating to interpretation or application of this Agreement, but not as to the enforceability, revocability or validity of this Agreement or any portion of this Agreement. Except as it otherwise provides, this Agreement also applies, without limitation, to disputes arising out of or related to the employment relationship, trade secrets, unfair competition, compensation, breaks and rest periods, termination, discrimination or harassment and claims arising under the Uniform Trade Secrets Act, Civil Rights Act of 1964, Americans with Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, Employee Retirement Income Security Act of 1974 (excluding any claims involving benefits funded by insurance (hereafter referred to as “Employee Benefit Claims Funded by Insurance”)), Genetic Information Non-Discrimination Act, Worker Adjustment and Retraining Notification Act, and state statues, if any, addressing the same or similar subject matters, and all other state statutory and common law claims.

2.	Limitations On How This Agreement Applies.
This Agreement does not apply to Employee Benefit Claims Funded by Insurance or claims for workers compensation, state disability insurance and unemployment insurance benefits.
Regardless of any other terms of this Agreement, claims may be brought before and remedies awarded by an administrative agency if applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate. Such administrative claims include without limitation claims or charges brought before the Equal Employment Opportunity Commission (www.eeoc.gov), The U.S. Department of Labor (www.dol.gov); the National Labor Relations Board (www.nlrb.gov), or the Office of Federal Contract Compliance Programs (www.dol.gov/esa/ofccp). Nothing in this Agreement shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency or to do anything else that is required to fulfill the party’s obligation to exhaust administrative remedies before making a claim in arbitration.
Disputes that may not be subject to predispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203) are excluded from the coverage of this Agreement. Likewise, this Agreement shall not be construed to require the arbitration of any qui tam claims brought pursuant to the False Claims Act, 31 U.S.C.§ 3729(a)(1)(A)-(G), or any whistleblower claims made to the Centers for Medicare and Medicaid Services (“CMS”) pursuant to 42 C.F.R. §420.405, or any claims brought pursuant to the or any claims against a contractor that may not be the subject of a mandatory arbitration agreement as provided by section 8116 of the Department of Defense (“DoD”) Appropriations Act for Fiscal Year 2010 (Pub. L. 111-118), section 8102 of the Department of Defense (“DoD”) Appropriations Act for Fiscal Year 2011 (Pub. L. 112-10, Division A), and their implementing regulations, or any successor DoD appropriations act addressing the arbitrability of claims.

3.	Selecting the Arbitrator.

The parties shall select the neutral arbitrator by mutual agreement. However, if the parties are not able to mutually agree to an arbitrator, the arbitration will be held under the auspices of the American Arbitration Association (“AAA”) and, except as provided in this Agreement, shall be in accordance with the Employment Arbitration Rule of the AAA (“AAA Rules”) (the AAA Rules are available through the Company’s Human Resources Department, by searching for “AAA Employment Arbitration Rules” using a service such as www.google.com or via the internet at www.adr.org/employment). Unless the parties jointly agree otherwise, the Arbitrator shall be either an attorney who is experienced in employment law and licensed to practice law in the state in which the arbitration is convened, or a retired judge from any jurisdiction (the “Arbitrator”). Unless the parties jointly agree otherwise, the arbitration shall take place at a location within 45 miles of where Employee was last employed by the Company.

In the event the parties mutually choose a sponsoring organization, or AAA id designated, the Arbitrator shall be selected as follows: The organization selected shall give each party a list of eleven (11) arbitrators drawn from its panel of arbitrators. Each party shall have ten (10) calendar days from the postmark date on the list to strike all names on the list it deems unacceptable. If only one common name remains on the lists of all parties, that individual shall be designated as the Arbitrator. If more than one common name remains on the lists of all parties, the parties shall strike names alternately from the list of common names until only one remains, with the party to strike first to be determined by a coin toss. If no common name remains on the lists of all parties, the selected organization shall furnish an additional list of eleven (11) arbitrators from which the parties shall strike alternately, with the party striking first to be determined by a coin toss, until only one name remains. That person shall be designated as the Arbitrator.

4.	Starting the Arbitration.

All claims in arbitration are subject to the same statutes of limitation that would apply in court. The party bringing the claim must demand arbitration in writing and deliver the written demand by national courier delivery service (with evidence of delivery provided) or certified U.S. mail, return receipt requested, to the other party within the applicable statute of limitations period. The demand for arbitration shall include identification of the parties, a statement of the legal and factual basis of the claim(s), and a specification of the remedy sought. Any demand for arbitration made to the Company shall be provided to the Amedisys Arbitration Program, c/o Amedisys Legal Department, 5959 S. Sherwood Forest Boulevard, Baton Rouge, Louisiana 70816. The arbitrator shall resolve all disputes regarding the timeliness or propriety of the demand for arbitration. A party may apply to a court of competent jurisdiction for temporary or preliminary injective relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such provisional relief or that such relief is necessary in order to prevent the unauthorized use of patient or referral source information or confidential proprietary business information.

5.	How Arbitration Proceedings Are Conducted.

In arbitration, the parties will have the right to conduct adequate civil discovery, bring dispositive motions, and present witnesses and evidence as needed to present their cases and defenses, and any disputes in this regard shall be resolved by the Arbitrator. To this end: (1) each party shall have the right to take the deposition of one individual and any expert witness designated by another party; (2) each party also shall have the right to propound requests for production of documents to any party; (3) additional discovery may be had by mutual agreement of the parties or where the Arbitrator selected so orders pursuant to a request by either party; (4) each party shall have the right to subpoena witnesses and documents for the arbitration, as well as documents relevant to the case from third parties.

Employee and the Company agree to bring any dispute in arbitration on an individual basis only, and not on a class, collective, or private attorney general representative action basis. Accordingly,

(a)There will be no right or authority for any dispute to be brought, heard or arbitrated as a class action (“Class Action Waiver”). The Class Action Waiver shall not be severable from this Agreement in any case in which (1) the dispute is filed as a class action and (2) a civil court of competent jurisdiction finds the Class Action Waiver is unenforceable. In such instances, an provided the Company has not been able to overturn the findings of unenforceability through exercise of any right to appeal that may exist, the class action must be litigated in a civil court of competent jurisdiction.

(b)There will be no right or authority for any dispute to be brought, heard or arbitrated as a collective action (“Collective Action Waiver”). The Collective Action Waiver shall not be severable from this Agreement in any case in which (1) the dispute is filed as a collective action and (2) a civil court of competent jurisdiction finds the Collective Action Waiver is unenforceable. In such instances, and provided the Company has not been able to overturn the finds of unenforceability through exercise of any right to appeal that may exist, the collective action must be litigated in a civil court of competent jurisdiction.

(c)There will be no right or authority for any dispute to be brought, heard or arbitrated as a private attorney general representative action (“Private Attorney General Waiver”). The Private Attorney General Waiver shall be severable from this Agreement in any case in which a civil court of competent jurisdiction finds the Private Attorney General Waiver is unenforceable. In such instances, and provided the Company has not been able to overturn the finds of unenforceability through exercise of any right to appeal that may exist, the Private Attorney General action must be litigated in a civil court of competent jurisdiction.

Although an Employee will not be retaliated against, disciplined or threatened with discipline as a result of his or her exercising his or her rights under Section 7 of the National Labor Relations Act by the filing of or participation in a class, collective or representative action in any forum, the Company may lawfully seek enforcement of this Agreement and the Class Action Waiver, Collective Action Waiver and Private Attorney General Waiver under the Federal Arbitration Act and seek dismissal of such class, collective or representative actions or claims.

Notwithstanding any other clause or language contained in this Agreement and/or any rules or procedures that might otherwise be applicable by virtue of this Agreement or by virtue of any arbitration organization rules or procedures that now apply or any amendments and/or modifications to those rules, any claim that the Class Action Waiver or Collective Action Waiver or Private Attorney General Waiver, or any portion of the Class Action Waiver or Collective Action Waiver or Private Attorney General Waiver, is unenforceable, inapplicable, unconscionable, or void or voidable, shall be determined only by a court of competent jurisdiction and not by an arbitrator.

The Class Action Waiver, Collective Action Waiver and Private Attorney General Waiver shall be severable in any case in which the dispute is filed as an individual action and severance is necessary to ensure that the individual action proceeds in arbitration.

6.	Paying For The Arbitration.
Each party will pay the fees for his, her or its own attorneys, subject to any remedies to which that party may later be entitled under applicable law. However, subject to applicable law, the Company will pay the Arbitrator’s and arbitration fees in accordance with the AAA Rules, and Employee will be responsible for any fee required by the AAA Rules to be paid by the Employee; any disputes in this regard will be resolved by the Arbitrator.

7.	The Arbitration Hearing And Award.

The parties will arbitrate their dispute before the Arbitrator, who shall confer with the parties regarding the conduct of the hearing and resolve any disputes the parties may have in that regard. Within 30 days of the close of the arbitration hearing, any party will have the right to prepare, serve on the other party and file with the Arbitrator a brief. The Arbitrator shall follow the applicable substantive law in adjudicating a party’s claims. Accordingly, the Arbitrator may award any party any remedy to which that party is entitled under applicable law, but such remedies shall be limited to those that would be available to a party in his or her individual capacity in a court of law for the claims presented to and decided by the Arbitrator, and no remedies that otherwise would be available to an individual in a court of law will be forfeited by virtue of this Agreement. The Arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Except as required by law or the rules of any applicable securities exchange, neither a party not an Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration.

8.	No Retaliation.

It is against Company policy for any Employee to be subject to retaliation is he or she exercises his or her right to assert claims under this Agreement. If any Employee believes that he or she has been retaliated against by anyone at the Company, the Employee should immediately report this to the Human Resources Department.

9.	Right To Consult With An Attorney.

Employee has the right to consult with private counsel of Employee’s choice with respect to any aspect of, or any claim that may be subject to, this Agreement. If Employee has retained counsel with respect to any claim that may be subject to this Agreement, Employee should consult that counsel.

10.	Enforcement Of This Agreement.

This Agreement is effective immediately. This Agreement is the full and complete agreement relating to the formal resolution of disputes covered by this Agreement, and it supersedes any prior arbitration agreement between Employee and the Company. Except as stated in Section 5, above, in the event any portion of this Agreement is deemed unenforceable, the remainder of this Agreement will be enforceable. If the Class Action Waiver, Collective Action Waiver, or Private Attorney General Waiver is deemed to be unenforceable, the Company and Employee agree that this Agreement is otherwise silent as to any party’s ability to bring a class, collective or representative action in arbitration.

ALL EMPLOYEES MUST AGREE TO THIS DISPUTE RESOLUTION AGREEMENT AS A TERM AND CONDITION OF EMPLOYMENT. YOU WILL BE ASKED TO ELECTRONICALLY SIGN A COPY OF THIS AGREEMENT DURING THE HIRING PROCESS.